Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post–Effective Amendment No. 306 to the Registration Statement on Form N–1A of Fidelity Salem Street Trust: Fidelity SAI International Minimum Volatility Index Fund and Fidelity SAI U.S. Minimum Volatility Index Fund of our report dated October 21, 2015 relating to the financial statements and financial highlights included in the October 31, 2015 Annual Report to Shareholders of the above referenced funds which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts December 21, 2015